Exhibit 99.1

Press Release of Registrant dated August 4, 2003

LightPath Technologies

Announces Senior Vice President Sales

FOR IMMEDIATE RELEASE

(August 11, 2003) Orlando, FL. LightPath Technologies, Inc. (NASDAQ: LPTH), manufacturer and integrator of families of precision molded aspheric optics, high performance fiber-optic collimators, isolators and advanced manufacturing technologies, is pleased to announce the appointment of James Magos as its Senior Vice President Sales.

“Jim Magos brings more than 28 years in high technology domestic and international sales and marketing experience to the company,” said Ken Brizel, LightPath President and CEO. “From startups to large corporations, Jim’s background in selling a variety of products and technologies will help broaden our ability to drive new business opportunities.”

Mr. Magos has held senior level sales positions for both public and private companies. Most recently Mr. Magos spent the last four years as Vice President and Chief Operating Officer for Cardinal Components Inc., a crystal manufacturer. Throughout the 1990’s Mr. Magos served as Senior Vice President of Sales for three private companies, (i) IQ Systems for two years producing home networking products, (ii) Star Semiconductor for five years producing digital signal processors and (iii) Logic Device Corporation for three years producing SRAM memory products. Prior to that Mr. Magos served as Group VP of world-wide sales for Harris Semiconductors, RCA Solid State, GE Semiconductor and Intersil. As Group VP at General Electric, Mr. Magos was responsible for running a $100M business unit. Mr. Magos earned his B.S. in Business Management from Long Island University and as part of GE management training attended the Wharton Business School of management.

LightPath manufactures optical products including precision molded aspheric optics, GRADIUM® glass products, proprietary collimator assemblies, laser components utilizing proprietary automation technology, higher level assemblies and packing solutions. The Company has 52 issued U.S. patents and 6 patents pending relating to its optical technologies. In addition, various foreign countries have issued a total of 33 patents with 17 patents pending. LightPath common stock trades on the Nasdaq National Market under the stock symbol LPTH.

Contacts:	Ken Brizel, President & CEO
LightPath Technologies, Inc. (407) 382-4003
Internet: www.lightpath.com

This news release includes statements that may constitute forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. This information may involve risks and uncertainties that could cause actual results to differ materially from such forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, factors detailed by LightPath Technologies, Inc. in its public filings with the Securities and Exchange Commission.